Exhibit 99.1
Ixia Announces Closing of $200 Million of 3.00% Convertible Senior Notes due 2015
CALABASAS, Calif., December 7, 2010 — Ixia (Nasdaq:XXIA) today announced the closing of its offering of $200 million in aggregate principal amount of 3.00% Convertible Senior Notes due 2015 (the “Notes”), which includes $25 million in aggregate principal amount of Notes issued in connection with the full exercise by the initial purchasers of their over-allotment option. The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The Notes bear interest at a fixed rate of 3.00% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The Notes are convertible into Ixia’s common stock at an initial conversion rate of 51.4536 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $19.43 per share. The conversion rate and conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits.
The Notes will mature on December 15, 2015, unless earlier repurchased or converted. Holders of the Notes will have the right to require Ixia to repurchase all or a portion of their Notes upon certain fundamental changes at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any. Ixia may not redeem the Notes prior to the maturity date.
Ixia estimates that the net proceeds from the closing will be approximately $193.5 million prior to the initial purchasers’ reimbursement of certain offering expenses to Ixia. Ixia intends to use the net proceeds from the offering for general corporate purposes, potential acquisitions and strategic transactions.
The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. Ixia does not intend to file a registration statement for the resale of the Notes or the common stock issuable upon conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Ixia
Ixia is a leading provider of converged IP performance test systems and service verification platforms for wireless and wired infrastructures and services. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments and enterprises to validate the performance and reliability of complex networks, devices and applications. Ixia’s multiplay test systems address the growing need to test voice, video and data services and network capability under real-world conditions.
Forward-looking statements in this release are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. Ixia is providing this information as of the date of this release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this release.
Contact:
The Blueshirt Group
Investor Relations
Chris Danne or Maria Riley 415-217-7722
or
Tom Miller, Chief Financial Officer
Dir: 818-444-2325
tmiller@ixiacom.com